March 16, 2009

Presentation to the Special Committee of:

Confidential

pomeroy
IT Solutions

Regarding Project SKYLINE

Conference Call
Dial In: **[redacted]**
Passcode: ***[redacted]***

Houlihan Lokey Howard & Zukin

www.hlhz.com U.S. 800.788.5300 U.K. +44 (0)20.7839.3355

Los Angeles New York Chicago San Francisco Atlanta Minneapolis Dallas Washington, D.C. London Paris Frankfurt

Discussion Topics & Next Steps

Discussion Topics (3/16/09)

Conference Call
Dial In: **[redacted]**
Passcode: ***[redacted]***

Discussion Topics & Next Steps

- Update on market check
- Review of interested parties
  - **[redacted]**
  - **[redacted]**
  - **[redacted]**
- Discuss remaining items with each party
- Continue to facilitate diligence
- Finalize legal documentation

Process Review

Parties Contacted

Contacted Parties - Strategic

	Contacts
[redacted] *	**[redacted]** (Interim CEO)
[redacted]	**[redacted]** (CEO) **[redacted]** (VP, Bus. Dev.)
[redacted]	**[redacted]** (Founder, Chairman) **[redacted]** (VP, Bus. Dev.)
[redacted] *	**[redacted]** (CEO) **[redacted]** (SVP)
[redacted]	**[redacted]** (EVP, Bus. Dev.) **[redacted]** (VP, M&A)
[redacted]	**[redacted]** (VP, Bus. Dev.)
[redacted] *	**[redacted]** (CEO) **[redacted]** (VP, M&A)
[redacted]	**[redacted]** (President, NA) **[redacted]** (SVP)
[redacted]	**[redacted]** (CEO)
[redacted] *	**[redacted]** (CFO) **[redacted]** (EVP, Enterprise Group)
[redacted] *	**[redacted]** (CEO) **[redacted]** (EVP)
[redacted]	**[redacted]** (CEO) **[redacted]** (CFO)
[redacted] *	**[redacted]** (CEO)
[redacted] *	**[redacted]** (CEO) **[redacted]** (CFO)

Contacted Parties - Financial

	Contacts
[redacted] *	**[redacted]** (Managing Director) **[redacted]** (Managing Director)
[redacted] *	**[redacted]** (Managing Partner) **[redacted]** (Principal)
[redacted]	**[redacted]** (Partner) **[redacted]** (Partner)
[redacted]	**[redacted]** (Managing Partner) **[redacted]** (Partner)
[redacted]	**[redacted]** (MD) **[redacted]** (Principal)
[redacted] *	**[redacted]** (CFO, Operations) **[redacted]** (MD)
[redacted] *	**[redacted]** (Director)
[redacted] *	**[redacted]** (Principal) **[redacted]** (Principal)
[redacted] *	**[redacted]** (Vice President)
[redacted] *	**[redacted]** (MD) **[redacted]** (Principal)
[redacted]	**[redacted]** (Partner) **[redacted]** (Principal)

** Indicated parties have executed NDAs.*

Remaining Open Items

Timing of Open Items as of 3/14/09

Partner	Remaining Items	Timing
[redacted]	Review of 2008 Audit	**3/18 (tentative)**
	Accounting Diligence with BDO	**3/18 (tentative)**
	Finalize Financing Termsheet	**3/23**
	Negotiate & Finalize Purchase Agreement	**TBD**
	Complete Disclosure Schedules	**3/13**
[redacted]	Complete On-site Credit Due Diligence	**3/18**
	Continue to Provide Due Diligence	**On Going**
	Finalize Accounting & IT Due Diligence	**3/23**
	Finalize Financing Due Diligence	**On Going**
	Receive Mark Up of Purchase Agreement	**3/20**
	Negotiate & Finalize Purchase Agreement	**TBD**
	Complete Disclosure Schedules	**TBD**
[redacted]	Business Update Call	**3/20**
	Determine Interest	**TBD**
[redacted]	Passed	

[redacted] Business Terms

Key Changes to [redacted] Merger Agreement [1]

Key deal points

- **[redacted]** will accept a qualification to the reps by reference to the most recently filed 10-K (and subsequent SEC filings)
- **[redacted]** would agree to a 10% threshold on dissenters (Originally they had asked for 5%)
- **[redacted]** would agree to eliminate the "prospects" element of the MAC closing condition
- **[redacted]** believes the parties had reached agreement on the definition of Knowledge

Financing

- While **[redacted]** has sufficient availability under its credit facility from an economic standpoint, **[redacted]** would require that (i) **[redacted]** consent to the transaction (which is required under **[redacted]** existing credit facility) and (ii) **[redacted]** be added as a borrower under the facility upon closing and its AR and inventory be included in the borrowing base under the facility (referred to as the "financing approvals")
- **[redacted]** would obtain a commitment from **[redacted]** to give the financing approvals, agree to enforce the commitment and accept most of the covenants seller's counsel proposed relating to the financing approvals
- **[redacted]** would add a condition to closing that **[redacted]** maintain minimum levels (in amounts to be agreed upon) of (i) net asset value (current assets minus total liabilities over trailing 3 month period) and (ii) unencumbered cash and borrowable assets (based on a borrowing base certificate)
- **[redacted]** would agree to a reverse break-up fee of $1 million, which would be payable if **[redacted]** fails to provide the financing approvals (other than as a result of a failure of **[redacted]** to meet its obligations or closing conditions)

(1) Changes are relative to Bingham mark up exchanged on October 14, 2008